SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2009

POWER SPORTS FACTORY, INC.
 (Exact Name of Registrant as Specified in Charter)

Minnesota	000-25385	41-1853993
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6950 Central Highway, Pennsauken, NJ	08109
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (856) 488-9333

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On January 9, 2009, the Company entered into a revolving credit loan (the “Credit Facility”) with Crossroads Debt LLC, a private investment company (the “Lender”).  The loan is for a term of one year which is renewable under certain conditions and in the amount of $1,000,000.  Terms under the agreement include and origination fee of one and one-half percent,  interest of one and three-quarters percent per month, a collateral management fee of one-half percent a month, an advance rate of fifty percent of cost, which includes supplier invoice, freight and customs, with a maturity on advances of one hundred and twenty days, audit fees, a minimum outstanding balance requirement of two hundred and fifty thousand dollars and an early termination fee of seven thousand five hundred dollars per month for every month still outstanding in the term.  The Lender has a first security interest in all accounts, chattel paper, goods (including inventory and equipment), instruments, investment property, documents, and general intangibles, letter of credit rights, commercial tort claims, deposit accounts, and the proceeds thereof.

There are no guarantors to the Credit Facility.

Certain Covenants

We have covenanted and agreed in the Credit Facility that we will not:

•	Hereafter grant any lien upon the collateral except in favor of Lender;

•
Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify our capital stock, or liquidate, wind up, or dissolve ourself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of our business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any entity;

•
Enter into any transaction not in the ordinary and usual course of our business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of our properties, assets (other than sales of Inventory to buyers in the ordinary course of our business as currently conducted).

•	Suspend or go out of a substantial portion of our business;

•
We will not make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem or retire any of our common stock, membership or partnership interests, of any class, whether now or hereafter outstanding. Absent an Event of Default, we may, upon prior written notice to Lender, make distributions to our shareholders or members in the ordinary and usual course of our business to satisfy such shareholder’s or member’s tax liability on our income which is allocated to such shareholder or member.

Events of Default

The following are Events of Default under the Credit Facility:

(a) If we default in the performance of any payment obligation due under the Credit Facility.

(b) If we default under the related Factoring Documents or the Factoring Documents are terminated.

(c) Any entity shall have or acquire right in the Collateral which are superior to the Lender’s rights, other than as a result of Lender’s intentional acts.

(d) If we fail to cure the breach of any Obligation under the Credit Facility other than a payment obligation within three days after notice thereof is sent by Lender to us.

(e) If we are in default with respect to any present or future agreement with Lender.

(f) If our Obligations at any time exceed the Allowable Amount under the Credit Agreement.

(g) If an order for relief is entered against us by any United States Bankruptcy Court; or we do not generally pay our debts as they become due (within the meaning of 11 U.S.C. 303(h) as at any time amended, or any successor statute thereto); or we make an assignment for the benefit of creditors; or we apply for or consent to the appointment of a custodian, receiver, trustee, or similar officer for it or for all or any substantial part of our assets, or such custodian, receiver, trustee, or similar officer is appointed without our application or consent; or we institute (by petition, application, answer, consent, or otherwise) any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to us under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application, or otherwise) against us; or any judgment, writ, warrant of attachment, execution, or similar process shall be issued or levied against a substantial portion of our property Obligor.

(h) An adverse change occurs with respect to the financial condition or operations of the Company which results in a material impairment of the prospect of repayment of the Obligations under the Credit Facility.

(i) A sale, hypothecation or other disposition is made of twenty (20%) percent or more of the beneficial interest in any class of our voting stock.

(j) Any of our Key Employees (as defined) fails to devote one hundred (100%) percent of their efforts in furtherance of the business affairs of the Company for any one month, or ceases to be employed by the Company in the capacity that such employee held as of the date of the Credit Facility.

(l) Any provision of the Credit Facility or any of the loan documents ceases, for any reason, to be valid and binding on us.

THE ABOVE DESCRIPTIONS OF THE TERMS OF THE CREDIT FACILITY SUMMARIZES ONLY CERTAIN MATERIAL TERMS OF THIS AGREEMENT.  FOR THE COMPLETE TERMS OF SUCH AGREEMENT, REFERENCE IS HEREBY MADE TO THE FULL TEXT THEREOF FILED AS AN EXHIBIT TO THIS REPORT.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10(i)	Loan and Security Agreement, dated January 9, 2009, by and between Power Sports Factory, Inc. and Crossroads Debt LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POWER SPORTS FACTORY, INC.

By:  /s/ Shawn Landgraf

Shawn Landgraf, Chief Executive Officer

Date: January 22, 2009